U.S. SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                 -------------------------------------------

                                       8-K

                                 CURRENT REPORT

   PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

                ----------------------------------------------


Date of Report (Date of earliest event reported):  October 30, 1997




                       MEDICAL INDUSTRIES OF AMERICA, INC.
             (Exact name of registrant as specified in its charter)



Florida                             0-20356                    65-0158479
(State of                         (Commission                 IRS Employer
Incorporation)                     File Number)           Identification Number)


       1903 S. Congress Avenue, Suite 400, Boynton Beach, Florida 33426
                   (Address of principal executive offices)


Registrant's telephone number, including area code:  561-737-2227

ITEM 5. OTHER EVENTS

In October 1997, the Company entered into a settlement agreement with Glick Enterprises, Inc., and certain other investors, who had sued the Company in March 1997, claiming in the Supreme Court of the State of New York, County of New York, that the Company had issued an inadequate number of shares in January 1996 when they converted 62,120.5 shares of Series D Convertible Preferred Stock and that the Company also was liable under the penalty provisions of the Subscription Agreement.

As part of the settlement, the Company was required to issue 4.7 million unrestricted common shares to Glick and the other investors and Glick and the other investors shall return to the Company 62,120.5 shares of Series D Convertible Preferred which they still possessed along with a full release. The Company released Glick and the other investors for any claims which the Company had against them with respect to their purchase, sale or trading of the Company's stock. Glick and the other investors paid $1.5 million in cash to the Company as part of their settlement. All Series C and D previously issued by Medical Industries of America, Inc. has now been converted into common stock.

Date:  10/30/97               MEDICAL INDUSTRIES OF AMERICA, INC.

                              By: /S/ ARTHUR KOBRIN
                                      Arthur Kobrin
                                      Chief Financial Officer